Exhibit 99.1
Repros Therapeutics Inc. Announces Closing of Previously
Announced Direct Registered Offering
THE WOODLANDS, Texas—October 2, 2008 — Repros Therapeutics Inc. (NasdaqGM:RPRX) today announces that it has consummated its previously announced sale of an aggregate of 2.4 million shares of its common stock resulting in net proceeds to the Company of approximately $15.5 million after deduction of estimated offering expenses.
Additionally, the Company amended the Standstill Agreement with Efficacy Capital LTD to permit Efficacy Capital to own up to 40% of the Company’s outstanding shares of stock and to permit Efficacy Capital to designate two directors of the Company’s Board of Directors.
The Company plans to use the proceeds from the financing to fund its research and development activities, including the ongoing pivotal Phase 3 trials of its lead product candidate, Proellex®, as a pre-surgical short course treatment of anemia associated with uterine fibroids and as a chronic treatment of uterine fibroids and endometriosis and for working capital and general corporate purposes.
The securities in this transaction were offered by Repros pursuant to an effective shelf registration statement under the Securities Act of 1933, as amended. This press release does not constitute an offer to sell or a solicitation of an offer to buy the securities in this offering, nor will there be any sale of these securities in any jurisdiction in which such offer solicitation or sale are unlawful prior to registration or qualification under securities laws of any such jurisdiction.
About Repros Therapeutics
Repros Therapeutics focuses on the development of oral small molecule drugs for major unmet medical needs that treat male and female reproductive disorders.
Any statements that are not historical facts contained in this release are forward-looking statements that involve risks and uncertainties, including Repros’ ability to raise additional capital in a timely manner and on acceptable terms or at all, Repros’ ability to have success in the clinical development of its technologies, the timing of enrollment and release of data in such clinical studies and the accuracy of such studies, limited patient populations of clinical studies to date and the possibility that final data may not be consistent with interim data and such other risks which are identified in the Company’s most recent Annual Report on Form 10-K and in any subsequent quarterly reports on Form 10-Q. These documents are available on request from Repros Therapeutics or at www.sec.gov. Repros disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.
For more information, please visit the Company’s website at
http://www.reprosrx.com.

Contact:	Joseph S. Podolski
President & CEO
(281) 719-3447